Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-31444, 33-32065, 33-33654, 33-37066, 33-42440, 33-44203, 33-46927, 33-51612, 33-54396, 33-55300, 33-64290, 33-70558, 33-80360, 33-88694, 33-60141, 33-64507, 333-07223, 333-18353, 333-18355, 333-39175, 333-71021, 333-71023, 333-31526, 333-31540, 333-31632, 333-47648, 333-52200, 333-56874, 333-64174, 333-81146, 333-102096, 333-106173, 333-116547, 333-117176 and 333-119872, Form S-4 Nos. 333-46264 and 333-122724, and Form S-3 Nos. 33-82012, 33-63513 and 333-77072) of our report dated April 22, 2002, with respect to the consolidated financial statements and schedule of Symantec Corporation for the year ended March 31, 2002, included in this Annual Report (Form 10-K/A Amendment No. 1) for the year ended March 31, 2004.

/s/ Ernst & Young LLP

San Jose, California
May 13, 2005